Exhibit 99.1

Plug Power Reports Breakthrough Fourth Quarter of 2018

Positive adjusted EBITDA; over 75% revenue growth versus 4Q 2017

•                  Fourth quarter gross billings of $62.1 million versus $32.9 million gross billings in fourth quarter 2017. The Company in 2018 had total gross billings of $184.8 million, a 42% increase versus 2017.

•                  Positive adjusted EBITDA for fourth quarter 2018, the first in the Company’s history

•                  GAAP loss per share of $0.08; adjusted loss per share of $0.07

•                  Delivered fuel cell systems to power over 1,900 zero emission electric vehicles

Plug Power’s record setting quarter is a result of technical leadership and continued new product deployment, coupled with constant attention to improving service. These focal points were key to delivering positive adjusted EBITDA for the first time in Company history. The organization successfully enhanced the reliability of our technology while serving a loyal customer base that allowed us to spend the year further cementing our position as the industry’s global leader in hydrogen powered electric mobility.

Long-Term Success in Material Handling

In the fourth quarter of 2018, the Company sold over 1,900 GenDrive fuel cell units, dispensed 1.2 million tons of hydrogen into electric vehicles, built and commissioned three GenFuel hydrogen fueling stations, and delivered products to 15 different customers. These customers included Amazon, Walmart, Supervalu, Whole Foods and BMW.  The breakthrough achievement of positive adjusted EBITDA in fourth quarter of 2018 is a direct result of the progress made by the Company on sales, market penetration, service improvement, and cost management.

Today, Plug Power has deployed over 25,000 GenDrive fuel cell units with some of the world’s largest companies and built more than 80 GenFuel fueling stations. These Plug Power designed and constructed stations deliver over 16 tons of hydrogen daily to electric vehicles.  These accomplishments have defined the benchmarks around the world for electric vehicle deployment and hydrogen fueling stations.

In 2018, we emphasized our focus on building a profitable material handling business, a market quantified by currently having over 6 million forklift trucks in the field. These efforts continue in 2019 as we innovate more efficient and cost-reduced solutions to increase the ease and efficiency of using hydrogen fuel cell solutions in mobility applications — such as leveraging the IoT (Internet of Things) to perform data/real time monitoring to provide seamless service to customers while improving the profitability of our business.

ProGen Engines: Changing the Way the World Moves

KPMG’s 2018 industry market study stated that hydrogen fuel cell vehicles (HFCV) have replaced battery powered electric vehicles (BEV) as the number one trend through 2025 (KPMG’s 19th Global Automotive Executive Survey 2018). Plug Power’s ProGen line of OEM hydrogen engines are designed specifically to capitalize on this strategic trend and position the Company for continued growth over the coming years.

ProGen is a range of hydrogen fuel-cell engines, geared towards a variety of mobility and stationary applications. ProGen offers a modular and scalable architecture that makes it simple for customers to deploy in a wide variety of applications, including on-road vehicles (e.g. delivery vans), material handling, AGV’s, ground support equipment, drones, and wireless 5G telecom gear.

The electric vehicle (EV) use-case demands solutions that support high utilization and extended runtimes, require reliable performance in harsh environments, allow rapid fueling, and emit zero emissions. We’ve already created the first commercially viable market for fuel cells in material handling, an industry with these same demands. Plug Power, through its ProGen engine offering, is leveraging our years of real-world experience to enable electric mobility through the power of hydrogen fuel cells.

ProGen Metal Stack Development

Plug Power shipped a record 10,000 stacks to customers in 2018. During 2019, the Company is focused on continuing to lead the charge in both MEA and PEM fuel cell stack design and manufacturing.  MEA capability was vertically integrated into Plug Power with the strategic technology acquisition of American Fuel Cell (AFC) in 2018.

Combining our MEA design expertise with high-tech production equipment, such as Kodak’s digital high-speed coating technology, we’ve been able to ramp up production, manufacturing more than 10,000 Plug Power MEAs to date, with plans to ramp to an annualized run rate of 400,000 in 2019. Not only are we thrilled with the speed and quality of production, Plug Power takes pride in bringing the production of a key technology product back to the United States. At the start of the fourth quarter of 2018, the Company began shipping production stacks to customers utilizing this in-house MEA technology. Based on numbers put forth in 2018 and our aggressive ramp in 2019, we expect Plug Power to be the largest US MEA supplier by year end.

Plug Power’s proprietary MEA technology is a key component of the new ProGen metal stacks, the heart of our ProGen hydrogen engines.  Our recently launched ProGen stack, based on metal plate technology, provides Plug Power with a competitive edge over other conventional graphite-based plate stack designs.

This powerful combination produces a best-in-class automotive stack design for electric mobility applications. These stacks are two and a half times denser than our prior technology and offer a 25% cost reduction at volume.

With the launch of this new ProGen stack, Plug Power continues its commitment to innovation and its goal of accelerating the adoption of zero emission hydrogen fuel cell electric vehicles (FCEVs).

Fuel Cell Electric Vehicles for Fleet Applications

The world is going electric, and hydrogen fuel cells are ideal for commercial electric vehicle applications that demand high-asset utilization or extended range, such as delivery vans, taxis, buses, and municipal/government fleet vehicles. The value proposition for FCEVs includes 10x higher power density than traditional BEVs, greater vehicle range, fast fueling, and the ease of using a simple centralized fueling n infrastructure.

Plug Power delivered the first ProGen-powered delivery van to FedEx at the start of 2018 — today, the vehicle has covered over 14,000 miles delivering packages and has performed flawlessly.

Fuel cells bring significant value to this tethered vehicle market and on-road fleet vehicles are a key area of growth for our ProGen engine line. Turnkey, “plug and play” ProGen engines are designed to allow rapid integration into OEM vehicle platforms. In 2019, Plug Power expects to make further progress with a variety of EV partners across the globe.

Now, a review of our financial performance.

Fourth Quarter Operational Performance and Financial Results

Net revenue for the fourth quarter of 2018 was $59.8 million, versus net revenue of $31.1 million for fourth quarter of 2017.  Included in our financial results is a $2.3 million provision for common stock warrants reported as a reduction of revenue in fourth quarter of 2018, versus a $1.8 million provision recorded in fourth quarter of 2017. As reported previously, these charges are associated with accounting for warrants stemming from our customer agreements with Amazon and Walmart.  Future revenue reductions will occur over time until each of the customers reaches a cumulative $600 million of qualified purchases.

Key operating metrics for the fourth quarter of 2018 include:

•                  Approximately 1,700 GenDrive units shipped in the quarter (1,900 recognized as revenue), versus 1,200 GenDrive units shipped in fourth quarter of 2017 (700 recognized as revenue).

•                  Three GenFuel sites sold in the quarter, versus zero for fourth quarter of 2017.

•                  Approximately 20,000 GenDrive units under service or PPA contract at December 31, 2018, versus approximately 16,000 at December 31, 2017.

•                  72 sites under fuel delivery contract at December 31, 2018, versus 58 sites at December 31, 2017.

GAAP gross profit for the fourth quarter of 2018 was $4.5 million, compared to negative $0.7 million for the prior year.  Adjusted gross profit for the fourth quarter of 2018 was $6.1 million, or

10% of net revenue.   Adjusted gross profit excludes the interest component of operating leases associated with project financings.  Adjusted gross profit for the fourth quarter of 2017 on a comparable basis was $0.8 million, or 3% of net revenue.  The improvement in gross margins versus the prior year stems from ongoing volume leverage, product cost downs, and reliability investments in the service and fuel product lines.

GAAP net loss attributable to common shareholders for the fourth quarter of 2018 was $16.9 million, or $0.08 loss per share.  The GAAP net loss attributable to common shareholders in the fourth quarter of 2017 was $19.5 million, or $0.09 loss per share on a diluted basis.  Adjusted loss per share in the fourth quarter 2018 was $0.07, which excludes certain one-time charges.

Net cash used by operating activities for the fourth quarter of 2018 was $16.0 million, compared to net cash provided of $21.1 million in 2017 (variation mainly due to working capital conversion timing).  Adjusted EBITDA for the fourth quarter of 2018 was $0.5 million, compared to negative $7.6 million for the fourth quarter of 2017.

Plug Power has historically financed its Power Purchase Agreement deployments via operating and finance leases, and, as a result, the Company’s financial results are significantly influenced by relevant lease accounting standards.  As previously reported, the Company adopted a new lease accounting standard in the third quarter of 2018, effective January 1, 2018.  The most significant impact was the recognition of right of use assets and finance obligations for operating leases now reflected in the Consolidated Balance Sheets. The Company recorded the present value of its future minimum operating lease payments as a liability and recognized an amortizing asset for its “right-of-use”.  Operating rent expense, included in cost of goods sold going forward, will include the interest component on the Company’s operating lease liability and amortization of its right-of-use asset. In effect, this will align these operating leases more closely with how the Company accounts for finance leases.

Although it appears the level of expense for these operating leases will be consistent with the previous accounting standard, the future financial statement presentation driven from the new standard highlights the commonality that both operating and finance leases are fundamentally means to finance these deployments.  Given there is and will continue to be an interest component within operating rent expense reported in GAAP cost of goods sold, Plug Power has excluded it when calculating adjusted gross profit; as is done for finance leases on a GAAP basis.  Likewise, since leased asset depreciation and interest on finance leases have been excluded from adjusted EBITDA historically, Plug Power has excluded the similar amounts currently included as operating lease expense when calculating adjusted EBITDA.  Both adjustments have been reflected in reported periods to separate financing from the ongoing traditional metrics used to measure true operational performance.

Cash and Liquidity

Operating cash flow used by operating activities for full year 2018 was $57.6 compared to $60.2 million for full year 2017.  Overall the Company has recognized improvement in margin expansion and project financing programs with financial institutions that have been structured during the year.  The Company anticipates these trends to continue improving its operating cash flow trends.

As of December 31, 2018, Plug Power had a total cash position of $110.2 million, including cash and cash equivalents of $38.6 million and restricted cash of $71.6 million.

Summary

As we close 2018 and move into 2019, we see continued traction in the material handling market and expect four major business announcements in 2019 in varied adjacent markets, affirming our confidence with 2019 forecasts for $235 to $245 million in gross billings and adjusted EBITDA positive in 2019. We look forward to sharing more as we progress through 2019.

Andrew Marsh, President and CEO	Paul Middleton, Chief Financial Officer

Conference Call Information

The Company will host a live conference call and webcast today, March 7, 2019.

•                  Time: 10:00 am ET

•                  Toll-free: 877-407-9221

The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1234497&tp_key=ed59225253.

About Plug Power Inc.

The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. The Company’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer. With proven hydrogen and fuel cell products, Plug Power replaces lead acid batteries to power electric industrial vehicles, such as the lift trucks customers use in their distribution centers.

Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology. ProGen engines are proven today, with thousands in service, supporting some of the most rugged operations in the world. Plug Power is the partner that customers trust to take their businesses into the future. www.plugpower.com.

Cautionary Note on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc.(“PLUG”), including but not limited to statements about PLUG’s expectations regarding growth in MEA fuel cell stack production, progress in the electric vehicle market, improving operating cash flow, and 2019 guidance, including gross billings, adjusted EBITDA and expansion into adjacent markets. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, GenSure and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, GenSure and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission (the “SEC”). For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG’s public filings with the SEC including, the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2017. You should consider these factors in evaluating the forward-looking statements included in this presentation — vs. communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Contact
Teal Vivacqua
518.738.0269
plugpower@pluckpr.com

SOURCE: PLUG POWER

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$38,602	$24,828
Restricted cash	17,399	13,898
Accounts receivable	41,837	24,955
Inventory	47,910	48,776
Prepaid expenses and other current assets	9,867	7,150
Total current assets	155,615	119,607

Restricted cash	54,152	29,329
Property, plant, and equipment, net	12,869	10,414
Leased property, net	146,751	87,065
Goodwill	9,023	9,445
Intangible assets, net	3,890	3,785
Other assets	8,026	11,165
Total assets	$390,326	$270,810

Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$34,824	$42,362
Accrued expenses	7,864	10,595
Deferred revenue	12,055	8,630
Finance obligations	74,264	34,506
Current portion of long-term debt	16,803	18,762
Other current liabilities	560	866
Total current liabilities	146,370	115,721
Deferred revenue	28,021	25,809
Common stock warrant liability	105	4,391
Finance obligations	118,076	37,069
Convertible senior notes, net	63,247	—
Long-term debt	133	13,371
Other liabilities	18	94
Total liabilities	355,970	196,455

Redeemable preferred stock:
Series C redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $16,664); 10,431 shares authorized; Issued and outstanding: 2,620 at December 31, 2018 and 2017	709	709
Series E redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $35,000 at December 31, 2018 and none at December 31, 2017); Shares authorized: 35,000 at December 31, 2018 and none at December 31, 2017; Issued and outstanding: 35,000 at December 31, 2018 and none at December 31, 2017	30,934	—
Stockholders’ equity:
Common stock, $0.01 par value per share; 750,000,000 shares authorized; Issued (including shares in treasury): 234,160,661 at December 31, 2018 and 229,073,517 at December 31, 2017	2,342	2,291
Additional paid-in capital	1,289,714	1,250,899
Accumulated other comprehensive income	1,584	2,194
Accumulated deficit	(1,260,290)	(1,178,636)
Less common stock in treasury: 15,002,663 at December 31, 2018 and 587,151 at December 31, 2017	(30,637)	(3,102)
Total stockholders’ equity	2,713	73,646
Total liabilities, redeemable preferred stock, and stockholders’ equity	$390,326	$270,810

Plug Power Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Net revenue:
Sales of fuel cell systems and related infrastructure	$41,191	$14,724	$107,292	$62,631
Services performed on fuel cell systems and related infrastructure	5,672	5,706	22,002	16,202
Power Purchase Agreements	6,504	5,276	22,869	12,869
Fuel delivered to customers	6,453	5,385	22,469	8,167
Other	—	5	—	284
Net revenue	59,820	31,096	174,632	100,153
Cost of revenue:
Sales of fuel cell systems and related infrastructure	31,512	10,417	84,439	54,815
Services performed on fuel cell systems and related infrastructure	6,559	5,130	23,698	19,814
Power Purchase Agreements	9,106	9,448	36,161	31,292
Fuel delivered to customers	8,136	6,751	27,712	22,013
Other	—	7	—	308
Total cost of revenue	55,313	31,753	172,010	128,242

Gross profit (loss)	4,507	(657)	2,622	(28,089)

Operating expenses:
Research and development	8,430	8,634	33,907	28,693
Selling, general and administrative	8,996	8,426	38,198	45,010
Total operating expenses	17,426	17,060	72,105	73,703

Operating loss	(12,919)	(17,717)	(69,483)	(101,792)

Interest and other expense, net	(6,542)	(2,988)	(22,135)	(10,100)
Change in fair value of common stock warrant liability	978	1,266	4,286	(15,188)

Loss before income taxes	$(18,483)	$(19,439)	$(87,332)	$(127,080)

Income tax benefit	1,636	—	9,217	—

Net loss attributable to the Company	$(16,847)	$(19,439)	$(78,115)	$(127,080)

Preferred stock dividends declared and accretion of discount	(13)	(12)	(52)	(3,098)
Net loss attributable to common shareholders	$(16,860)	$(19,451)	$(78,167)	$(130,178)
Net loss per share:
Basic and diluted	$(0.08)	$(0.09)	$(0.36)	$(0.60)
Weighted average number of common shares outstanding	218,736,673	228,117,037	218,882,337	216,343,985

Plug Power Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve months ended
	December 31,
	2018	2017
Operating Activities
Net loss attributable to the Company	$(78,115)	$(127,080)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment, and leased property	11,014	9,190
Amortization of intangible assets	693	593
Stock-based compensation	8,771	9,209
Provision for bad debts and other assets	1,626	250
Amortization of debt issuance costs and discount on convertible senior notes	6,347	770
Provision for common stock warrants	10,190	36,360
Change in fair value of common stock warrant liability	(4,286)	15,188
Income tax benefit	(9,217)	—
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(17,762)	(9,379)
Inventory	19,041	(18,836)
Prepaid expenses and other assets	(1,290)	1,585
Accounts payable, accrued expenses, and other liabilities	(10,266)	11,430
Accrual for loss contracts related to service	—	(752)
Deferred revenue	5,637	11,290
Net cash used in operating activities	(57,617)	(60,182)
Investing Activities
Purchases of property, plant and equipment	(5,142)	(4,090)
Purchase of intangible asset	(929)	—
Purchases for construction of leased property	(13,501)	(40,273)
Net cash used in investing activities	(19,572)	(44,363)
Financing Activities
Proceeds from exercise of warrants, net of transaction costs	—	17,636
Proceeds from issuance of preferred stock, net of transaction costs	30,934	—
Proceeds from public offerings, net of transaction costs	7,195	22,992
Proceeds from exercise of stock options	138	97
Payments for redemption of preferred stock	—	(3,700)
Proceeds from issuance of convertible senior notes, net	95,856	—
Purchase of capped call and common stock forward	(43,500)	—
Proceeds from borrowing of long-term debt, net of transaction costs	—	20,147
Principal payments on long-term debt	(16,190)	(12,292)
Proceeds from sale/leaseback transactions accounted for as finance obligations	76,175	45,368
Repayments of finance obligations	(31,264)	(18,632)
Net cash provided by financing activities	119,344	71,616
Effect of exchange rate changes on cash	(57)	348
Increase (decrease) in cash, cash equivalents and restricted cash	42,098	(32,581)
Cash, cash equivalents, and restricted cash beginning of period	68,055	100,636
Cash, cash equivalents, and restricted cash end of period	$110,153	$68,055
Supplemental discolosure of cash flow information
Cash paid for interest	$13,057	$8,791

Summary of non-cash investing and financing activity
Recognition of right of use asset	$79,057	$—
Net transfers between inventory, leased assets and property, plant and equipment	18,175	—
Conversion of preferred stock to common stock	—	8,222

Plug Power Inc.

Reconciliation of Non-GAAP Financial Measures

(Dollars in 000’s)

	For the three months ended December 31,		For the year ended December 31,
Reconciliation of Reported Gross Profit (Loss) to Adjusted Gross Profit (Loss)	2018	2017	2018	2017

Gross profit (loss), as reported	$4,507	$(657)	$2,622	$(28,089)
Interest expense for PPA financings	1,595	1,500	6,608	5,404
Adjusted gross profit (loss)	$6,102	$843	$9,230	$(22,685)

	For the three months ended December 31,		For the year ended December 31,
Reconciliation of Reported CFOA to Adjusted EBITDA	2018	2017	2018	2017

Net cash (used by) provided by operating activities, as reported	$(15,975)	$21,112	$(57,617)	$(60,182)
Change in working capital	6,549	(34,838)	4,640	4,662
Right-of-use asset depreciation and interest associated with PPA financings	4,823	3,400	15,845	13,364
Cash based interest expense on corporate debt	4,631	2,714	15,788	9,330
Restructuring and other non-recurring charges	472	—	3,850	—
Adjusted EBITDA	$500	$(7,612)	$(17,494)	$(32,826)

	For the three months ended December 31,		For the year ended December 31,
Reconciliation of Reported Net Loss to Adjusted Net Loss	2018	2017	2018	2017

Net loss attributable to common shareholders, as reported	$(16,860)	$(19,451)	$(78,167)	$(130,178)
Restructuring and other non-recurring charges	472	—	3,850	—
Adjusted net loss attributable to common shareholders	$(16,388)	$(19,451)	$(74,317)	$(130,178)

Adjusted diluted net loss per share	$(0.07)	$(0.09)	$(0.34)	$(0.60)

Diluted weighted average number of common shares outstanding	218,736,673	228,117,037	218,882,337	216,343,985

Notes

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used adjusted gross profit, adjusted EBITDA and adjusted diluted net loss per share which are non-GAAP measures.  These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.  Adjusted gross profit, adjusted EBITDA and adjusted diluted net loss per share are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures.  The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.